Execution Version

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

MAMAMANCINI’S HOLDINGS, INC.

CONVERTIBLE, REDEEMABLE DEBENTURE

Effective Date: December 19, 2014	Principal Amount: US$2,000,000.00
Maturity Date: February 19, 2016

This CONVERTIBLE REDEEMABLE DEBENTURE (the “Debenture”) is issued, dated and effective as of December 19, 2014 (the “Effective Date”), by MAMAMANCINI’S HOLDINGS, INC., a corporation incorporated under the laws of the State of Nevada (the “Company”), to MANATUCK HILL SCOUT FUND, LP, a Delaware limited partnership (together with its permitted successors and assigns, the “Holder”) pursuant to exemptions from registration under the Securities Act of 1933, as amended. This Debenture is issued in connection with that certain securities purchase agreement, dated as of the date hereof, by and between the Company and the Holder (the “Purchase Agreement”). All capitalized terms used in this Debenture and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

ARTICLE I

Section 1.01 Principal and Interest. For value received, the Company hereby promises to pay to the order of the Holder, on February 19, 2016 (the “Maturity Date”), in immediately available and lawful money of the United States of America, Two Million United States Dollars (US$2,000,000.00), together with interest on the outstanding principal amount under this Debenture, at the rate of fourteen percent (14%) per annum simple interest (the “Interest Rate”) from the Effective Date, until paid, as more specifically provided below.

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Execution Version

Section 1.02 Optional Redemption Prior to Maturity. Upon termination of the Qualified Offering, the Company, at its option, shall have the right to redeem this Debenture in full and for cash, at any time prior to the Maturity Date, with ten (10) business days advance written notice (the “Redemption Notice”) to the Holder. The delivery of a Redemption Notice by the Company shall not limit the ability of the Holder to exercise its conversion rights pursuant to Section 3.1, below, at any time prior to the effective redemption date. The amount required to redeem this Debenture in full pursuant to this Section 1.02 shall be equal to: (i) the aggregate principal amount then outstanding under this Debenture; plus all accrued and unpaid interest due under this Debenture as of the redemption date; plus (ii) all other costs, fees and charges due and payable hereunder or under any other “Transaction Documents” (as hereinafter defined) (collectively, the “Redemption Amount”). The Company shall deliver the Redemption Amount to the Holder on the tenth (10th) business day after the date of the Redemption Notice.

Section 1.03 Mandatory Redemption at Maturity. On the Maturity Date, the Company shall redeem this Debenture for the Redemption Amount, which Redemption Amount shall be due and payable to the Holder by no later than 5:00 P.M., EST, on the Maturity Date.

Section 1.04 Interest Calculations; Payment Application. Interest shall be calculated on the basis of a 360-day year, and shall accrue daily on the outstanding principal amount outstanding from time to time for the actual number of days elapsed, commencing on the Effective Date until payment in full of the outstanding principal, together with all accrued and unpaid interest and other amounts which may become due hereunder or under any Transaction Documents, has been made.

ARTICLE II

Section 2.01 Securities Purchase Agreement. This Debenture is being issued in connection with the Purchase Agreement. All of the agreements, conditions, covenants, provisions, representations, warranties and stipulations contained in any of the Transaction Documents which are to be kept and performed by the Company are hereby made a part of this Debenture to the same extent and with the same force and effect as if they were fully set forth herein, and the Company covenants and agrees to keep and perform them, or cause them to be kept or performed, strictly in accordance with their terms.

ARTICLE III

Section 3.01 Conversion of Debenture. At any time following the completion of the Qualified Offering and while this Debenture is outstanding, the Holder may, at its sole option, convert this Debenture into shares of the Company’s anticipated Series B Convertible Preferred Stock (the “Series B Preferred”), at the offering price per share of the Series B Preferred, as set forth in the applicable document governing the Qualified Offering.

Section 3.02 Issuance of Common Stock. (a) Upon the conversion of the Debenture in accordance with Section 3.01 above in connection with a Qualified Offering at a price per Series B Preferred of not less than Two United States Dollars (US$2.00), the Company shall issue to the Holder fifty thousand (50,000) shares of the Company’s common stock, par value $0.00001 per share.

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Execution Version

(b) Upon the conversion of the Debenture in accordance with Section 3.01 above in connection with a Qualified Offering at a price per Series B Preferred of less than Two United States Dollars (US$2.00) per share, the number the Company’s common stock issuable to the Holder upon conversion of the Debenture shall be increased such that the aggregate value of the common shares issued pursuant to this Section 3.01 shall be not less than One Hundred Thousand United States Dollars (US$100,000) based upon a per share price equal to the offering price in the Qualified Offering.

ARTICLE IV

Section 4.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) the Company shall fail to pay any interest, principal or other charges due under this Debenture or any other Transaction Documents on the date when any such payment shall be due and payable; (ii) the Company makes an assignment for the benefit of creditors; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for the Company, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (iv) any order or decree is rendered by a court adjudicating the Company insolvent, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (v) the Company files a petition in bankruptcy under the provisions of any bankruptcy law or any insolvency act; (vi) the Company admits, in writing, its inability to pay its debts as they become due; (vii) a proceeding or petition in bankruptcy is filed against the Company and such proceeding or petition is not dismissed within thirty (30) days from the date it is filed; (viii) the Company files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any law or statute of the United States or any other foreign country or state; (ix) any written warranty, representation, certificate or statement of the Company and/or Guarantor in this Debenture, the Purchase Agreement or any other Transaction Document or any other agreement with Holder shall be false or misleading in any material respect when made or deemed made; and (x) the Company shall fail to perform, comply with or abide by any of the stipulations, agreements, conditions and/or covenants contained in this Debenture or any of the other Transaction Documents on the part of the Company to be performed complied with or abided by, and such failure continues or remains uncured for thirty (30) days following written notice from the Holder to the Company.

Section 4.02 Remedies. Upon the occurrence of an Event of Default that is not timely cured within an applicable cure period hereunder, the interest on this Debenture shall immediately accrue at an interest rate equal to eighteen percent (18%) per annum, and, in addition to all other rights or remedies the Holder may have, at law or in equity, the Holder may, in its sole discretion, accelerate full repayment of all principal amounts outstanding hereunder, together with accrued interest thereon, together with all reasonable attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Holder in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and together with all other sums due by the Company hereunder and under the Transaction Documents, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, or under this Debenture or any of the other Transaction Documents.

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Execution Version

Section 4.03 Liquidated Damages. Upon the occurrence of an Event of Default for failure to pay principal or interest (and only for such payment default), following a five (5) day written notice to the Company and opportunity to cure (the date of expiration of such notice period, the “Payment Default Date”), in addition to any other rights or remedies the Holder may have hereunder, under the Purchase Agreement, or under applicable law, until such time as the Event of Default is cured by the Company, the Company shall pay liquidated damages to the Holder in an amount equal to one percent (1%) of the issued and outstanding common stock of the Company as of that date which is thirty (30) days following the Payment Default Date and the Company shall pay the Holder one percent (1%) of the issued and outstanding common stock of the Company for each thirty (30) day period thereafter, provided however, that in the event that the Event of Default for failure to pay principal or interest is continuing for more than ninety (90) days following the Payment Default Date, the Company shall (instead of one percent (1%)) pay the Holder two percent (2%) of the issued and outstanding common stock of the Company on that date which is one hundred twenty (120) days following the Payment Default Date, and two percent (2%) of the issued and outstanding common stock of the Company for each thirty (30) day period thereafter. The liquidated damages provided in this Section shall continue until such Event of Default for failure to pay principal or interest is cured by the Company.

ARTICLE V

Section 5.01 Usury Savings Clause. Notwithstanding any provision in this Debenture or the other Transaction Documents to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Debenture or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Debenture, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Debenture greater than the highest non-usurious rate of interest which may be charged under applicable law.

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Execution Version

ARTICLE VI

Section 6.01 Exercise of Remedies. The remedies of the Holder as provided herein and in any of the other Transaction Documents shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

Section 6.02 Waivers. The Company and all others who are, or may become liable for the payment hereof: (i) severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest of this Debenture or any other Transaction Documents, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Debenture and the other Transaction Documents, except as specifically provided in this Debenture or any other Transaction Document; (ii) expressly consent to all extensions of time, renewals or postponements of time of payment of this Debenture and any other Transaction Documents from time to time prior to or after the maturity of this Debenture without notice, consent or further consideration to any of the foregoing; (iii) expressly agree that the Holder shall not be required first to institute any suit, or to exhaust its remedies against the Company or any other person or party to become liable hereunder or against any collateral that may secure this Debenture in order to enforce the payment of this Debenture; and (iv) expressly agree that, notwithstanding the occurrence of any of the foregoing (except the express written release by the Holder of any such person), the undersigned shall be and remain, directly and primarily liable for all sums due under this Debenture.

Section 6.03 No Waiver. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

ARTICLE VII

Section 7.01 Notice. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Debenture must be in writing and in each case properly addressed to the party to receive the same in accordance with the information below, and will be deemed to have been delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address below, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered or sent by email, then upon hand delivery or receipt thereof to the address indicated on or prior to 5:00 p.m., EST, on a business day. Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following business day. Notwithstanding the foregoing, notice, consents, waivers or other communications referred to in this Debenture may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e-mail or some other form of written confirmation from the receiving party) that the notice has been received by the other party. The addresses and facsimile numbers for such communications shall be as set forth below, unless such address or information is changed by a notice conforming to the requirements hereof.

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Execution Version

If to the Company:	MamaMancini’s Holdings, Inc.
25 Branca Road
East Rutherford, NJ 07073
Attention: Carl Wolf
E-Mail: carl@mamamancinis.com

With a copy to:	Lucosky Brookman LLP
(which shall not constitute notice)	101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
Attn: Joseph M. Lucosky, Esq.
E-Mail: jlucosky@lucbro.com

If to the Holder:	Manatuck Hill Partners, LLC
1465 Post Road East,
Westport, CT, 06880
(203) 418–4400
Attn: Tom Scalia
E-Mail: tom@manatuckhill.com

With a copy to:	Seward & Kissel LLP
(which shall not constitute notice)	One Battery Park Plaza
New York, NY 10004
Attn: Edward Horton
E-Mail: horton@sewkis.com

Section 7.02 Governing Law. This Debenture shall be delivered and accepted in and shall be deemed to be a contract made under and governed by the internal laws of the State of New York, without regard to conflict of laws principles.

Section 7.03 Severability. In the event any one or more of the provisions of this Debenture shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Debenture operates or would prospectively operate to invalidate this Debenture, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Debenture. The remaining provisions of this Debenture shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

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Execution Version

Section 7.04 Entire Agreement and Amendments. This Debenture, together with the other Transaction Documents represents the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there are no representations, warranties or commitments, except as set forth herein and therein. This Debenture may be amended only by an instrument in writing executed by the parties hereto.

Section 7.05 Binding Effect. This Debenture shall be binding upon the Company and the successors and assigns of the Company and shall inure to the benefit of the Holder and the successors and assigns of the Holder.

Section 7.06 Assignment. The Holder may from time to time sell or assign, in whole or in part, or grant participations in, this Debenture and/or the obligations evidenced hereby with the prior written consent of the Company. The holder of any such sale, assignment or participation, if the applicable agreement between Holder and such holder o provides, shall be: (i) entitled to all of the rights obligations and benefits of Holder (to the extent of such holder’s interest or participation); and (ii) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to the Company (to the extent of such holder’s interest or participation) , in each case as fully as though the Company was directly indebted to such holder. Holder may in its discretion give notice to the Company of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Holder’s or such holder’s rights hereunder.

Section 7.07 Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture or in lieu of or in substitution for a lost, stolen or destroyed Debenture a new Debenture for the principal amount of this Debenture so mutilated, lost stolen or destroyed , but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

Section 7.08 WAIVER OF JURY TRIAL. THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS DEBENTURE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS DEBENTURE OR ANY OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN ANY PARTY HERETO, AND THE COMPANY AGREES AND CONSENTS TO THE GRANTING TO HOLDER OF RELIEF FROM ANY STAY ORDER WHICH MIGHT BE ENTERED BY ANY COURT AGAINST HOLDER AND TO ASSIST HOLDER IN OBTAINING SUCH RELIEF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ACCEPTING THIS DEBENTURE FROM THE COMPANY. THE COMPANY’S REASONABLE RELIANCE UPON SUCH INDUCEMENT I HEREBY ACKNOWLEDGED.

[signature page follows]

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Execution Version

IN WITNESS WHEREOF with the intent to be legally bound hereby, the Company as executed this Convertible, Redeemable Debenture as of the date first written above.

MAMAMANCINI’S HOLDINGS, INC.

By:
Name:	Carl Wolf
Title:	Chief Executive Officer

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